UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Matthews International Corporation
(Name of Registrant as Specified In Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

BARINGTON COMPANIES INVESTORS, LLC

BARINGTON CAPITAL GROUP, L.P.

LNA CAPITAL CORP.

JAMES MITAROTONDA

ANA B. AMICARELLA

CHAN W. GALBATO

1 NBL EH, LLC

JOSEPH GROMEK

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Barington Companies Equity Partners, L.P. (“Barington”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Barington’s slate of director nominees at the 2025 annual meeting of shareholders (the “Annual Meeting”) of Matthews International Corporation, a Pennsylvania corporation (the “Company”).

Item 1: On February 10, 2025, Barington issued the following press release:

Leading Proxy Advisory Firm Glass Lewis Joins ISS and Egan-Jones in Recommending Matthews International Shareholders Vote the GOLD Proxy Card “FOR” ALL of Barington Capital’s Nominees: Ana Amicarella, Chan Galbato and James Mitarotonda

Glass Lewis Finds Matthews Has “Persistently Deteriorated and Consistently Underperformed During Substantially All Measurement Periods, Including During the Fullness of Mr. Bartolacci’s

Tenure as CEO”

Asserts Barington “Has Offered Investors a Reasonable, Credible and Incremental Slate of Candidates” and a “More Promising Roadmap” for the Company

Recommends Shareholders Vote "WITHHOLD" on Matthews' Nominees Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman

Barington Capital Urges Shareholders to Follow the Recommendations of ISS, Glass Lewis, and Egan-Jones by Voting the GOLD Proxy Card “FOR” the Election of ALL its Nominees

NEW YORK—February 10, 2025—Barington Capital Group, L.P. (“Barington Capital”), a fundamental, value-oriented activist investor that, together with the other participants in its solicitation (collectively "Barington" or "we"), beneficially owns approximately 2.1% of the outstanding shares of Matthews International Corporation (NASDAQ: MATW) ("Matthews" or the "Company"), today announced that Glass Lewis & Co. ("Glass Lewis"), a leading independent proxy advisory firm, has recommended that Matthews shareholders vote on the GOLD proxy card “FOR” the election of ALL of Barington’s highly skilled director nominees – Ana Amicarella, Chan Galbato and James Mitarotonda – to the Board of Directors (the “Board”) in connection with Matthews’ Annual Meeting of Shareholders scheduled to be held February 20, 2025.

Glass Lewis joins two other leading proxy advisory firms – Institutional Shareholder Services Inc. (“ISS”) and Egan-Jones Proxy Services ("Egan-Jones") – in recommending that Matthews shareholders vote on the GOLD proxy card “FOR” the election of ALL of Barington’s director nominees.

James Mitarotonda, Chairman and CEO of Barington Capital, said, “We are pleased that Glass Lewis recognizes the need for change at Matthews and has endorsed our three highly qualified director nominees for election to the Matthews Board. Glass Lewis’ recommendations reinforce that Matthews has significantly underperformed under the leadership of Mr. Bartolacci and its deeply entrenched and long-tenured Board. According to Glass Lewis, the current Board is not well positioned to pursue the initiatives needed to improve Matthews’ performance, which are a result of our involvement. Glass Lewis acknowledges that Barington’s efforts to engage with Matthews as part of our consulting agreement appear to have been repeatedly met with resistance, ultimately leading to minimal progress on any of our proposed actions.

“The unanimous support of all three leading proxy advisory firms – ISS, Glass Lewis, and Egan-Jones – powerfully underscores our belief that the election of Barington’s director nominees is a critical first step in unlocking Matthews’ full value potential. We urge shareholders to follow the recommendations of each proxy advisory firm by voting “FOR” ALL of Barington’s nominees – Ana Amicarella, Chan Galbato and James Mitarotonda – on the GOLD proxy card today.”

In commenting on the failures of the Matthews Board and management to act in the best interest of its shareholders, Glass Lewis stated*:

•	[Matthews has] “persistently deteriorated and consistently underperformed during substantially all measurement periods, including during the fullness of Mr. Bartolacci's tenure as CEO[.]”

•	“Aside from noting the multiple underpinning the sale of SGK, the board does not appear inclined to offer investors a substantive narrative surrounding Matthews' current or historical valuation. The omission invites scrutiny, as available metrics generally indicate continuous erosion in Matthews' relative positioning during Mr. Bartolacci's tenure[.]”

•	“In all cases, whether investors look toward the broader pool of peers or the Company's own history, there does not appear to be any materially favorable narrative around the Company's deteriorating valuation[.]”

•	“… given a rather extensive raft of concerns related to the status quo and starkly limited recognition of Matthews' medium- to long-term arc, we believe investors should readily question the effectiveness of corporate governance architecture which has facilitated continuing board tenures spanning 10, 11, 14, 15, 16, 17 and 20 years[.]”

•	“… given what we consider is Matthews' overtly checkered history of value creation and execution, we do not see compelling cause for investors to accept the idea that the incumbent board is particularly well positioned to effectively pursue a complex battery of strategic and financial measures we believe were directly catalyzed by Barington's involvement.”

•	“All factors considered, we believe Matthews protracted underperformance and reactive slate of initiatives clearly merit change to what is, by any reasonable standard, a fairly stale board and long-tenured CEO.”

In commenting on Barington’s track record of value creation and the strength of its case for change at Matthews, Glass Lewis noted:

•	“… Barington has a recent, established track record of utilizing consulting arrangements to support incremental engagement in the service of creating additional shareholder value.”

•	“… much of Matthews' touted value creation agenda appears to directly reflect concepts and initiatives Barington routinely championed during the tenure of the consulting agreement.”

•	“We believe Barington, which appears to have made good faith efforts to engage and promote change for multiple years prior to initiating the current campaign, has offered investors a reasonable, credible and incremental slate of candidates, as well as a more promising roadmap than would be pursued if the Matthews' board continues in its current form.”

•	“… the status quo does not clearly represent the most compelling outcome at this time, and that Barington — which we do believe can credibly claim to have served as a catalyst at Matthews — has presented a stronger case here.”

•	“Given these perspectives, and in the absence of any further developments, we believe there exists suitable cause for investors to endorse the election of all Barington nominees at this time.”

VOTE THE GOLD PROXY CARD “FOR” ALL OF BARINGTON’S NOMINEES TODAY!

Barington encourages all shareholders to visit https://barington.com/matthews to review additional information regarding its campaign for change at Matthews.

*Barington has neither sought nor obtained consent from Glass Lewis to use previously published information in this press release.

ABOUT BARINGTON CAPITAL GROUP, L.P.

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm established by James Mitarotonda in January 2000. Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value when substantive improvements are made to their operations, corporate strategy, capital allocation and corporate governance. Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.

Media Contact:

Jonathan Gasthalter/Amanda Shpiner

Gasthalter & Co.

212-257-4170

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of Barington’s proxy materials,

please contact:

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 285-5990

E-mail: info@okapipartners.com

Item 2: On February 10, 2025, Barington uploaded the following material to https://barington.com/matthews: